UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2012

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-35560	93-1301885
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Boulevard

Third Floor

Woodland Hills, California

91367

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 992-2907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 18, 2012, ImmunoCellular Therapeutics, Ltd. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lazard Capital Markets LLC, as the sole book-running manager and representative of ROTH Capital Partners, LLC, Maxim Group LLC and Summer Street Research Partners (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering an aggregate of 10,000,000 shares of the Company’s common stock, and five year warrants (exercisable on the date of issuance) to purchase an aggregate of 4,500,000 shares of the Company’s common stock (the “Offering”). In addition, the Company granted the Underwriters an over-allotment option exercisable for a period of 30 days. Each investor will receive a warrant to purchase 0.45 of a share of the Company’s common stock at an exercise price of $2.65 per share, for each share of common stock purchased. The Company’s common stock and warrants will be sold at a public offering price per share of $2.10, less the underwriting discount and commissions payable by the Company.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-184010) and a preliminary and final prospectus supplement thereunder.

The exercise price and number of shares of common stock issuable on exercise of the warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events described in the warrants. Holders of the warrants will not have the right to exercise any portion of the warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, in either case at the option of the holder, provided that, any increase will only be effective upon 61-days’ prior notice from the holder to the Company. The Company does not plan to apply to list the warrants on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system.

The forgoing description is intended to provide a summary of the material terms of the Offering, the Underwriting Agreement and the warrants. This summary is qualified in its entirety by reference to the Underwriting Agreement and the Form of Warrant, which are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K. Investors should review those documents for a complete understanding of the terms and conditions associated with the Offering. The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Offering is expected to close on October 23, 2012, subject to the satisfaction of customary closing conditions. The net proceeds to the Company from the offering are expected to be approximately $19.3 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding any proceeds the Company may receive upon exercise of the warrants issued in the Offering.

Item 8.01.	Other Events.

The Company issued a press release on October 17, 2012 announcing the offering. In a press release issued on October 18, 2012, the Company announced the pricing of the offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively and are incorporated herein by reference.

The legal opinion letter of Cooley LLP, counsel to the Company, relating to the legality of the issuance and sale of the shares and accompanying warrants in this Offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 18, 2012.

5.1	Opinion of Cooley LLP.

10.1	Form of Warrant.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated October 17, 2012.

99.2	Press Release, dated October 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2012	IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ John Yu
John Yu, M.D.
Interim Chief Executive Officer

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 18, 2012.

5.1	Opinion of Cooley LLP.

10.1	Form of Warrant.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated October 17, 2012.

99.2	Press Release, dated October 18, 2012.